Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-4 (No. 333-148292), Form S-3 (Nos. 333-27931, 333-70351, 333-91827, 333-39436, 333-48930, 333-70858, 333-75590, 333-110527 and 333-139181) and S-8 (Nos. 33-74716, 33-31722, 333-09937, 333-39423, 333-62465, 333-70339, 333-81911, 333-81909, 333-90301, 333-91313, 333-96481, 333-36114, 333-40696, 333-46846, 333-50176, 333-50502, 333-53642, 333-55182, 333-55560, 333-55796, 333-58718, 333-74226, 333-99745, 333-110497, 333-125647, 333-128737, 333-139182 and 333-149399) of JDS Uniphase Corporation of our report dated August 24, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

August 24, 2009